FieldPoint Petroleum Corporation To Complete Mercury Fee #1 in Eddy County, New Mexico

September 8, 2005

Plans to File Second Drilling Permit to Drill in Palo Duro Basin

Austin, TX (Businesswire) Sept 8, 2005 FieldPoint Petroleum Corporation (OTCBB:FPPC) announced today that total drilling depth of the Mercury Fee#1 has been reached. On Thursday, September 8, 2005, the Company and its partners reviewed the well logs and determined that there is enough indication of Morrow gas sand to move forward with completion. The well logs show indications of the lower and middle Morrow formation with multiple zones, and we will be evaluating additional data.

The next step is to set pipe to a depth of approximately 12,738 feet and begin the completion process. The Company will provide additional details upon establishment of initial flow rates and will release follow-on information and updates on the well results, when and as appropriate. FieldPoint has a 10% working interest in the Mercury Fee #1 and will have to pay its share of the completion cost. We estimate total cost, net to FieldPoint, to be approximately $200,000.

FieldPoint President and CEO Ray D. Reaves stated, "We are excited to participate in the completion of this drilling program. If successful, it is anticipated that this could lead to other drilling projects. In addition, we continue to evaluate additional opportunities and are pursuing those that we believe will assist in accelerating our growth prospects and ultimately enhancing shareholder value. To this end, we plan to file our second drilling permit for the Palo Duro Basin."

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming. For more information, please visit www.fppcorp.com.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512) 250-8692 or fppc@ix.netcom.com